Exhibit 10.2

THIRTEENTH AMENDMENT TO
MASTER TRANSACTION AGREEMENT

This Thirteenth Amendment to the Master Transaction Agreement (this “Amendment”), dated as of July 31, 2009 (the “Amendment Date”), by and among MXEnergy Inc., a Delaware corporation (the “Counterparty”), MXEnergy Holdings Inc. (the “Parent”) and certain Subsidiaries thereof, as guarantors (collectively, the “Guarantors”), and Société Générale, as hedge provider (the “Hedge Provider”).

PRELIMINARY STATEMENTS

A.            Reference is made to each of (i) the Master Transaction Agreement, dated as of August 1, 2006, as amended by (A) the First Amendment to Master Transaction Agreement dated as of April 6, 2007, (B) the Second Amendment to Master Transaction Agreement dated as of December 17, 2007, (C) the Third Amendment to Master Transaction Agreement dated as of May 12, 2008, (D) the Fourth Amendment to Master Transaction Agreement dated as of July 31, 2008, (E) the Fifth Amendment to Master Transaction Agreement dated as of September 30, 2008, (F) the Sixth Amendment to Master Transaction Agreement dated as of November 4, 2008, (G) the Seventh Amendment to Master Transaction Agreement dated as of November 7, 2008, (H) the Eighth Amendment to Master Transaction Agreement dated as of November 17, 2008, (I) the Ninth Amendment to Master Transaction Agreement dated as of March 16, 2009, (J) the Tenth Amendment to the Master Transaction Agreement dated as of May 15, 2009, (K) the Eleventh Amendment to the Master Transaction Agreement dated as of May 29, 2009, (L) the Twelfth amendment to the Master Transaction Agreement dated as of June 8, 2009 (the “Twelfth Amendment”) and (M) this Amendment  (the original Master Transaction Agreement, as amended through this Amendment, being herein referred to as the “Master Transaction Agreement”), among the Counterparty, the Guarantors and the Hedge Provider, (ii) the ISDA Master Agreement (as defined in the Master Transaction Agreement and amended to date, including by the Seventh Amendment to the Schedule to the ISDA Master Agreement dated as of the date hereof), (iii) the Credit Agreement (as defined in the Master Transaction Agreement and amended to date), and (iv) the Intercreditor Agreement (as defined in the Master Transaction Agreement and amended to date);

B.            The Counterparty and the Guarantors have requested that the Hedge Provider amend the Master Transaction Agreement;

C.            The Counterparty has advised the Hedge Provider that certain Trigger Events (as defined in the Credit Agreement) have occurred and certain Trigger Events may have occurred that, if not waived by the Lenders thereunder, could constitute Events of Default under the Credit Agreement;

D.            The Lenders under the Credit Agreement have agreed to waive any Event of Default (as defined in the Credit Agreement) that could result from any such Trigger Event pursuant to the Sixth Amendment, Waiver and Consent to the Credit Agreement dated as of the date hereof and attached hereto as Exhibit A (the “Credit Agreement Sixth Amendment”);

E.             The Hedge Provider is willing to amend the Master Transaction Agreement on the terms and conditions set forth herein; and

F.             The Hedge Provider and the Counterparty have agreed to certain other matters relating to the foregoing as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.               Definitions.  Unless otherwise specifically provided herein, capitalized terms used but not defined herein shall have the meanings specified in the Master Transaction Agreement.

Section 2.               Amendments to Master Transaction Agreement.  The Master Transaction Agreement is hereby amended as set forth below, which amendments shall be effective as of the date on which the requirements set forth in Section 6 of this Amendment are satisfied (the “Amendment Effective Date”):

(a)           Section 1.01 of the Master Transaction Agreement is hereby amended to add, amend or restate, as applicable, the following definitions in their entirety:

“Accrued Receipts” means $1,314,000, which amount represents all amounts as of July 31, 2009 that have accrued and would otherwise be payable by the Hedge Provider to the Counterparty (without any provision for netting that may otherwise be applicable under the Master Transaction Agreement or the ISDA Master Agreement) on or before August 31, 2009 under the Master Transaction Agreement and the ISDA Master Agreement.

“Commitment Termination Date” means August 18, 2009 provided that the Commitment Termination Date shall be further extended to August 31, 2009 if both (a) the conditions for the extension of the Maturity Date of the Credit Agreement set forth in the Credit Agreement Sixth Amendment, requiring an extension of the Maturity Date (as defined in the Credit Agreement) to August 31, 2009, are satisfied or waived, and the Hedge Provider has received written evidence that the Maturity Date under the Credit Agreement has been so extended and (b) the Counterparty has delivered to the Hedge Provider no later than August 14, 2009, a binding commitment letter, which (i) provides that the committing party’s obligations thereunder are not subject to the completion of due diligence and (ii) is in form and substance satisfactory to the Hedge Provider in its sole discretion and (iii) sets forth a closing date that is no later than August 31, 2009, and which commitment letter provides for either (x) the payment in full of all amounts owing to the Hedge Provider under the ISDA Master Agreement in respect of the termination of each Transaction (as defined in the ISDA Master Agreement) entered into thereunder (assuming for such purpose that August 31,

2009 is the Early Termination Date under the ISDA Master Agreement) and/or (y) to the extent that one or more Transactions under the ISDA Master Agreement are not terminated on or about August 31, 2009, the assumption (whether through novation or otherwise) of all such Transactions under the ISDA Master Agreement by an entity that has made a firm offer which, when made, is capable of becoming legally binding upon acceptance.

“Twelfth Amendment Extension Fee” means the Unearned Extension Fee set forth in the Twelfth Amendment of $1,000,000, which fee has been paid to the Hedge Provider by the Counterparty and which the Counterparty acknowledges has been fully earned by the Hedge Provider.

“Extension Fee” means the Twelfth Amendment Extension Fee and/or the Thirteenth Amendment Extension Fee, as the context may require.

“Credit Agreement Sixth Amendment” means the Sixth Amendment, Waiver and Consent to the Credit Agreement dated as of July 31, 2009.

“Thirteenth Amendment” means the Thirteenth Amendment to the Master Transaction Agreement dated as of July 31, 2009.

“Thirteenth Amendment Extension Fee” means an amount equal to $250,000, which fee shall be fully earned by the Hedge Provider and payable by the Counterparty to the Hedge Provider on the Amendment Date, and which fee shall include any amount otherwise payable as a Management Fee by the Counterparty under the terms of the Master Transaction Agreement for the period ending August 31, 2009.

(b)           Section 1.01 of the Master Transaction Agreement is hereby amended to delete the defined terms “Determination Date”, “Release Date” and “Unearned Extension Fee”.

(c)           The fourth paragraph of the definition of “Milestone” contained in Section 1.01 of the Master Transaction Agreement is hereby amended by deleting the “and” at the end thereof.

(d)           The fifth paragraph of the definition of “Milestone” contained in Section 1.01 of the Master Transaction Agreement is hereby deleted in its entirety.

(e)           The definition of “Milestone” contained in Section 1.01 of the Master Transaction Agreement is hereby amended by adding the new paragraphs five and six in their proper sequential order:

“(v)         August 31, 2009, a Liquidity Event shall be consummated; and

(vi)          August 31, 2009, financial closing and funding of (1) the refinancing in full of the Obligations (as defined in the Credit Agreement) and (2) either (x) the payment in full of all amounts owing to the Hedge Provider under the ISDA Master Agreement in respect of the termination of each Transaction (as defined in the ISDA Master Agreement, the Master Transaction Agreement and any other agreement  between the Counterparty and the Hedge Provider and/or (y) to the extent that one or more Transactions under the ISDA Master Agreement are not terminated on or about the Commitment Termination Date, the assumption (whether through novation or otherwise) of all such Transactions under the ISDA Master Agreement with an eligible counterparty consented to by the Hedge Provider in its sole discretion, has in each case been achieved.”

(f)            The definition of “Milestone” contained in Section 1.01 of the Master Transaction Agreement is hereby amended by adding the following new paragraph to the end thereof:

“Notwithstanding anything to the contrary contained herein, any Trigger Event under the Credit Agreement, including, without limitation, any Trigger Event added to the Credit Agreement pursuant to the Credit Agreement Sixth Amendment or any other amendment or modification thereof on or after the Amendment Date, shall be automatically deemed to be an additional “Milestone” hereunder.”

(g)           Section 2.06(a) of the Master Transaction Agreement is hereby amended and restated in its entirety as follows:

“(a)         Notwithstanding any term or provision in this Agreement or any Transaction Document, the Counterparty covenants and agrees that (i) the Aggregate Fixed Price Open Positions in respect of all Natural Gas Hedging Transactions from time to time in effect between the Hedge Provider and the Counterparty (as determined by the Hedge Provider) shall not at any time exceed 11 Bcf without the prior written consent of the Hedge Provider, (ii) the ratio of Fixed Price Natural Gas Volumes to Variable Price Natural Gas Volumes (as determined by the Hedge Provider) shall not at any time exceed 70:30 without the prior written consent of the Hedge Provider and (iii) new Natural Gas Hedging Transactions may be entered into after the Amendment Date only if the Counterparty or any successor to the existing Counterparty at such time is acceptable to the Hedge Provider in its sole discretion.”

(h)           Section 7.01 of the Master Transaction Agreement is hereby amended and restated in its entirety as follows:

“Section 7.01         Specified Events. The occurrence of any of the following events shall constitute a “Specified Event” hereunder:

(a)           The occurrence of (i) an Event of Default under any ISDA Document with respect to which the Counterparty is the Defaulting Party, (ii) any Termination Event under any ISDA Document with respect to which the Counterparty is an Affected Party or (iii) any VPEM Specified Event; or

(b)           The Counterparty or any other Transaction Party shall fail to pay any amount due and payable solely under this Agreement to the Hedge Provider within two (2) Business Days after the same becomes due and payable; or

(c)           Any representation or statement made or deemed to be made by the Counterparty or any other Transaction Party (or any of their respective officers) in this Agreement, in any other Transaction Document, or in connection with this Agreement or any other Transaction Document, shall prove to have been incorrect in any material respect when made or deemed to be made; or

(d)           Any Transaction Party shall (i) fail to perform or observe any covenant contained in (or incorporated by reference in) Sections 5.01, 5.07(a), 5.10 or 5.12 of this Agreement or in Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for ten (10) days; or

(e)           The occurrence of any violation of any covenant specified in Section 2.06(a) of this Agreement; or

(f)            The occurrence of a Change in Control; or

(g)           The occurrence of any Event of Default (as defined in the Credit Agreement); or

(h)           This Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, ceases to be in full force and effect; or any Transaction Party or any other Person contests in any manner the validity or enforceability of any of this Agreement; or any Transaction Party denies that it has any or further liability or obligation under this Agreement, or purports to revoke, terminate or rescind, this Agreement; or

(i)            The Hedge Provider shall fail to have an Acceptable Security Interest in any of the Collateral, in each case with the relative priorities described in this Agreement and the Intercreditor Agreement; or

(j)            The occurrence of the Commitment Termination Date; or

(k)           The occurrence of a Credit Facility Event; or

(l)            Failure of the Counterparty to receive the proceeds of the Bridge Financing by November 17, 2008 (or such later date as the Hedge Provider may approve); or

(m)          Failure of the Counterparty to satisfy the requirements of any Milestone; or

(n)           The Counterparty shall fail to pay in full when due the Thirteenth Amendment Extension Fee as required under Section 3(b) of the Thirteenth Amendment; or

(o)           At any time subsequent to the effectiveness of the Thirteenth Amendment (i) the Counterparty shall fail to maintain a Borrowing Base Availability (as defined in the Credit Agreement) in an amount at least equal to $10,000,000, as reported by the Counterparty in its most recent Borrowing Base Report provided to the Administrative Agent pursuant to Section 5.06(e) of the Credit Agreement, or (ii) the definition of Borrowing Base contained in the Credit Agreement as of the effective date of the Thirteenth Amendment shall be amended, or any provision thereof shall be waived, in either case without the prior written consent of the Hedge Provider.  For purposes of determining the Borrowing Base on any date, the amount deducted as the Swap Termination Value of the Swap Contracts (as each such term is defined in the Credit Agreement) with respect to all Hedging Transactions in effect on such date shall be the Unsecured Exposure as of such date; or

(p)           A Letter of Credit is not issued by 4:00 pm on August 3, 2009 that contains the terms specified in Section 6(a) of the Thirteenth Amendment.”

(i)            Section 5.06(l) of the Master Transaction Agreement is hereby amended and restated in its entirety as follows:

“(l)          Borrowing Base Reports.  So long as the Master Transaction Agreement is in force and the Commitments thereunder have not been terminated, the Company shall provide to the Hedge Provider (i) a copy of each Borrowing Base Report provided to the Administrative Agent pursuant to Section 5.06(e) of the Credit Agreement, and (ii) immediate written notice of any proposed modification or waiver of any provision of the definition of the term “Borrowing Base” contained in the Credit Agreement.”

Section 3.               Payment of Extension Fee and Payment of Accrued Receipts.

(a)           The Counterparty and the Guarantors hereby acknowledge and agree that the Twelfth Amendment Extension Fee has been fully earned by the Hedge Provider and no amount thereof is refundable.

(b)           The Counterparty and the Guarantors hereby agree to pay to the Hedge Provider, in immediately available funds on or prior to the Amendment Effective Date, the Thirteenth Amendment Extension Fee.  The Thirteenth Amendment Extension Fee shall be deemed to be fully earned by the Hedge Provider as of the Amendment Date and is not subject to any refund or recall.

(c)           The Hedge Provider shall pay to the Counterparty, in immediately available funds not later than 4:00 p.m. on the second (2nd) Business Day following the date, if any, on which the Hedge Provider is replaced under the Hedging Facility by novation or otherwise, and on which all Obligations of the Counterparty under the Hedging Facility are paid in full or otherwise satisfied, and no further commitment is provided by or available from the Hedge Provider under the Master Transaction Agreement or the ISDA Master Agreement, an amount equal to the Accrued Receipts.

Section 4.               Specified Events.

(a)           Hedge Provider agrees, with respect to those Trigger Events (as defined in the Credit Agreement) that could constitute an Event of Default as defined in and under the Credit Agreement and that have been waived in writing by the Lenders under the Credit Agreement pursuant to the Credit Agreement Sixth Amendment, that, solely if and to the extent expressly waived in writing by the Lenders in the Credit Agreement Sixth Amendment and not thereafter rescinded, no such Event of Default caused by any such Trigger Event shall constitute a Specified Event under the Master Transaction Agreement.

(b)           Except as expressly provided in Section 4(a) above, all of the terms and provisions of the Master Transaction Agreement and all Transaction Documents are and shall remain in full force and effect.  Section 4(a) shall not be construed (i) as a waiver or amendment of any provision of the Master Transaction Agreement (including the occurrence of any Specified Event and the effect of such occurrence other than under the conditions expressly set forth in Section 4(a)) or the Transaction Documents, (ii) for any purpose except as expressly set forth herein or (iii) as a consent to any further or future action on the part of Counterparty.

Section 5.               Specified Agreements.   Counterparty shall, as soon as possible, but in any event within one (1) Business Day after entering into any amendment, restatement, modification, amendment and restatement or side letter in connection with the Credit Agreement or any Transaction Document (any of the foregoing, a “Specified Agreement”), notify the Hedge Provider in writing of such event and provide a copy of any such Specified Agreement to the Hedge Provider.  If any Specified Agreement includes any additional negative covenant, Trigger Event or Event of Default (each as defined in the Credit Agreement) or any provision similar in substance thereto in favor of the Lenders or any of the Lenders, then the Master Transaction Agreement and/or this Amendment, as applicable, shall be automatically amended to include, for the benefit of the Hedge Provider, any such rights, provisions and/or benefits.

Section 6.               Conditions to Effectiveness.  This Amendment shall be effective on the date on which the Hedge Provider shall have received each of the following, in form and substance satisfactory to the Hedge Provider:

(a)           written evidence in form and substance satisfactory to the Hedge Provider that (i) the Counterparty has sent a written request to the Lenders asking that the stated expiration date of the Letter of Credit provided by the Counterparty pursuant to the Master Transaction Agreement in the amount of $35,000,000 be extended to provide for expiry of the Letter of Credit no earlier than September 24, 2009 and (ii) any and all third party consents or waivers required in connection with this Amendment have been obtained;

(b)           counterparts of this Amendment, duly executed and delivered by the Counterparty and the Guarantors;

(c)           written evidence of corporate authority satisfactory to the Hedge Provider, which may include an opinion of outside counsel, regarding the authority of Counterparty and all Guarantors to execute and deliver this Amendment and to fulfill their respective obligations hereunder;

(d)           written evidence in form and substance satisfactory to the Hedge Provider that the Credit Agreement Sixth Amendment has been fully executed and delivered by each party thereto;

(e)           the seventh amendment to the Schedule to the ISDA Master Agreement has been executed and delivered by the Hedge Provider and the Counterparty;

(f)            the Hedge Provider has received the Thirteenth Amendment Extension Fee in immediately available funds; and

(g)           the Hedge Provider has received written evidence in form and substance satisfactory to the Hedge Provider that outside counsel to the Hedge Provider has received all of its documented legal fees and disbursements incurred up to and including the Amendment Effective Date, which documented fees may include reasonable provisions for post-closing fees and disbursements.

Section 7.               Representations and Warranties.  Each Transaction Party hereby jointly and severally represents and warrants to the Hedge Provider that, as of the Amendment Date and as of the Amendment Effective Date:

(a)           all representations and warranties of such Transaction Party contained in the Master Transaction Agreement and any other Transaction Document are true and correct in all material respects with the same effect as if such representations and warranties had been made on the Amendment Date (it being understood and agreed that any representation which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date);

(b)           no Specified Event, and no Event of Default or Termination Event on the part of any Transaction Party, has occurred and is continuing;

(c)           the Counterparty has delivered a copy of this Amendment  in its final form to the Administrative Agent and the Lenders under the Credit Agreement prior to the time that the Administrative Agent and the Lenders under the Credit Agreement have executed and delivered the Credit Agreement Sixth Amendment;

(d)           no authorization, approval, consent, waiver or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by any Transaction Party of this Amendment;

(e)           this Amendment has been duly authorized by all necessary corporate or other organizational action of each Transaction Party and has been duly executed and delivered by each Transaction Party; and

(f)            this Amendment and the Master Transaction Agreement (as amended by this Amendment) constitutes a legal, valid and binding obligation of each Transaction Party, enforceable against each Transaction Party in accordance with its terms.

Section 8.               Release.  As a material part of the consideration for the Hedge Provider to enter into this Amendment, each Transaction Party, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges the Hedge Provider and their respective predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Hedge Party”) from any and all claims, expenses, costs, causes of actions or other losses or liabilities of any nature whatsoever existing on the Amendment Date, including, without limitation, all claims, expenses, costs, causes of actions or other losses or liabilities for or in respect of contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Transaction Party may have or claim to have against any Hedge Party under, arising out of, in connection with, or in any way related to, this Amendment or any Transaction Documents.  For the avoidance of doubt, the provisions of this clause shall survive any termination of the Master Transaction Agreement, as amended hereby.

Section 9.               Consent of Guarantors; Confirmation of Guarantees and Transaction Documents.  Each Guarantor hereby consents to the execution, delivery and performance of this Amendment and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the Guarantee contained in Article VIII of the Master Transaction Agreement and the terms and provisions of each other Transaction Document are, and each of the same shall continue to be, in full force and effect and arc hereby ratified and confirmed in all respects.

Section 10.             Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflict of laws principles.

Section 11.             Entire Agreement Transaction Document.  Except to the extent specifically modified and amended by this Amendment, the Master Transaction Agreement shall remain in full force and effect and is hereby ratified and confirmed.  This Amendment, the Master Transaction Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties and supersede all prior agreements and understandings, whether written or oral, among the parties hereto concerning the transactions provided herein and therein.  This Amendment is and shall be deemed to be a Transaction Document in all respects and for all purposes.

Section 12.             Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 13.             Headings.  The headings set forth in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 14.             Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 15.             Legal Fees; No Novation Fees.  In addition to the other payments provided for herein, Counterparty and the Guarantors shall pay promptly upon request by the Hedge Provider all legal fees incurred by the Hedge Provider in connection with this Amendment not otherwise paid pursuant to Section 6(f) of this Amendment.  The Hedge Provider agrees that, except as otherwise set forth herein, no additional fees shall be due from the Counterparty or the Guarantors in respect of the novation of the Hedging Facility or any similar transaction related to Hedging Facility entered into by the Counterparty in furtherance of the requirements of the Milestones set forth herein, other than amounts representing costs and expenses actually and reasonably incurred by the Hedge Provider and its outside counsel in connection therewith and any amount payable in respect of the value of the Hedging Facility.

Section 16.             No Novation.  The parties intend that the execution and delivery of this Amendment shall not constitute a novation of either Master Transaction Agreement or any Hedging Transactions thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Amendment Date.

COUNTERPARTY:
MXENERGY INC.

By:	/s/ Chaitu Parikh
Chaitu Parikh
Vice President and Chief Financial Officer

GUARANTORS:
MXENERGY ELECTRIC INC.
MXENERGY HOLDINGS INC.
ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY CAPITAL HOLDINGS CORP.
MXENERGY CAPITAL CORP.
MXENERGY SERVICES INC.
INFOMETER.COM INC.

By:	/s/ Chaitu Parikh
Chaitu Parikh
Vice President and Chief Financial Officer

HEDGE PROVIDER:
SOCIÉTÉ GÉNÉRALE

By:	/s/ GONZAGUE BATAILLE
Gonzague Bataille
Managing Director

EXHIBIT A

[Refer Sixth Amendment, Waiver and Consent to the Third Amended and Restated Credit Agreement, included as Exhibit 10.1 of this Form 8-K]